EXHIBIT 99.3

                             RUBINCON VENTURES INC.
                                 (the "Company")

                             AUDIT COMMITTEE CHARTER


     The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements and (3) the independence and performance of the Company's external auditors.

     The members of the Audit Committee shall meet the independence and experience requirements of the New York Stock Exchange. In particular, the Chairman of the audit Committee shall have accounting or related financial management expertise. The members of the Audit Committee shall be appointed by the Board.

     The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

     The  Audit  Committee  shall  make  regular  reports  to  the  Board.

The  Audit  Committee  shall  at  least  annually,  unless  otherwise specified:

1. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

2. Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company's financial statements.

3. Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including a description of any transactions as to which management obtained Statement on Auditing Standards No. 50 letters.

4. Review with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company's financial statements.

5. Review with management and the independent auditor the Company's quarterly financial statements prior to the filing of the Company's Form 10-QSB, including the results of the independent auditors' reviews of the quarterly financial statements.

6. Meet periodically with management to review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

7. Review major changes to the Company's auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.


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8.     Recommend  to the Board the appointment of the independent auditor, which firm  is  ultimately  accountable  to  the  Audit  Committee  and  the  Board.

9. Review the experience and qualifications of the senior members of the independent auditor team and the quality control procedures of the independent auditor.

10.     Approve  the  fees  to  be  paid  to  the  independent  auditor.

11. Establish guidelines for the retention of the independent auditor for any non-audit service. Current guidelines are set forth on Exhibit A attached to this Charter.

12. Receive periodic reports from the independent auditor regarding the auditor's independence, discuss such reports with the auditor, and if so determined by the Audit Committee, recommend that the Board take appropriate action to satisfy itself of the independence of the auditor.

13. Evaluate together with the Board the performance of the independent auditor and, whether it is appropriate to rotate independent auditors on a regular basis. If so determined by the Audit Committee, recommend that the Board replace the independent auditor.

14. Recommend to the Board guidelines for the Company's hiring of employees of the independent auditor who were engaged on the Company's account.

15. Meet with the independent auditor prior to the audit to review the planning and staffing of the audit.

16. Obtain from the independent auditor assurance that Section 10A of the Private Securities Litigation Reform Act of 1995 has not been implicated.

17. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

18. Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company's response to that letter. Such review should include any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information, and any disagreements with management.

19. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

20. Advise the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations and with the Company's Code of Conduct.

21. Review with the Company's General Counsel legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or governmental agencies.

22. Assess its performance of the duties specified in this Charter and report its findings to the Board of Directors.

     While the Audit Committee has responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements,


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if  any,  between management and the independent auditor or to assure compliance with  laws  and  regulations  and  the  Company's  Code  of  Conduct.

EXHIBIT  A

Guidelines  for the retention of the independent auditor for non-audit services.

                          ALLOWABLE NON-AUDIT SERVICES

Foreign  statutory  audits
11K  and  ERISA  audits
Carve-out  audits  in  connection  with  divestitures
Tax  compliance  including  preparation  and  filing  returns
Tax  counseling
Due  diligence  assistance  in  connection  with  M&A  transactions
Providing "comfort letters" in connection with securities offerings Litigation support involving disputes related to financial statements audited by the independent auditor

                         UNALLOWABLE NON-AUDIT SERVICES

Information  Technology  consulting  services
Human  Resources  consulting  services
Management  consulting  services
Valuation  services
M&A  transaction  structuring  services


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